SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2021

Black Rock Petroleum Company

(Exact name of registrant as specified in its charter)

(Exact name of Registrant as specified in its charter)

Nevada	000-54745	TBA
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

108 2559 Parkview Lane
Port Coquitlam, BC V3C6M1
(Address of principal executive offices)

778-814-7729

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

References throughout this Amended Current on Form 8-K to “we”, “our”, “us”, “the Company” and similar terms refer to Black Rock Petroleum Company, unless otherwise expressly stated or the context otherwise requires.

On December 3, 2020, we filed a Current Report on Form 8-K (the “Original Report”) to report the entering into of an agreement to acquire 100% ownership of Torrance Petroleum LLC, a Wyoming entity, that holds a 520-acre Torrance, California oilfield. The original agreement dated December 2, 2020 was amended by the parties on March 9, 2021 to extend the date of closing of the transaction and to amend certain terms of the original agreement. The transaction was deemed closed on March 15, 2021 when shares of Company common stock were transferred into the name of the Seller.

Although the transaction between Black Rock Petroleum Company and Torrance Petroleum LLC , was deemed completed as to certain actions taken by BKRP including the transfer of shares to Torrance Petroleum and the appointment of Sivakumar Coramutla to the BKRP board, the entire transaction has not been consummated. There are outstanding issues pertaining to the ownership interests of Torrance Petroleum in the mineral rights of the 520 acre parcel in Torrance, California that have not yet been completely resolved. Further assurances have been provided by Torrance Petroleum LLC but the final transfer of assets has not been competed as of November 9, 2021. The company does however anticipate completing the transaction as announced in the near future.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 15, 2021, the Company completed a transaction whereby it acquired One Hundred percent (100%) of the ownership interests of Torrance Petroleum LLC, a Wyoming limited liability company, in exchange for transfer of Sixty Million Four Hundred Twenty-five Thousand (60,425,000) restricted shares of Company common stock, $0.00001 par value, (the “BKRP Common Shares”) owned by Zoltan Nagy, President/CEO of the Company, to the Seller, Affluence Projects LLC, a Delaware limited liability company. The original agreement provided that, in addition to transfer of the BKRP Common Shares to Seller, the Company would issue to Seller shares of a new class of preferred stock, i.e., Fifty Million (50,000,000) shares of Series A Preferred Stock. The amended agreement eliminated the shares of Series A Preferred Stock being issued to the Seller. As a result, no additional shares of Company stock were issued by the Company pursuant to the transaction, as the BKRP Shares being transferred to the Seller had been owned by Mr. Nagy and, thus, were already counted in the number of common shares issued and outstanding prior to the closing of the transaction.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As a condition of the closing of the transaction, on March 9, 2021, the Company’s Board of Directors elected Sivakumar Coramutla, director of Affluence Projects LLC, as a Director of the Company effective immediately.

Sivakumar Coramutla, age 55 years, is a seasoned  entrepreneur and corporate director and has served as a senior executive in many  industry sectors  in  various  key positions globally. Holding an MBA with a Masters in Electronics from a USA institution and a Bachelor of Engineering from one of the premier institutes in India. he started his career with one of the largest Wall Street firms as a director of information technology services and moved on to become a Vice President for Asset Management where he obtained his core experience and work associations with industry leaders in oil and gas firms. He quickly moved on and set up a firm to build a Liquid Natural Gas offshore regasification Terminal in India, the first such Floating Storage and Regasification Unit. Mr. Coramutla has many distinguished accomplishments in  multi-disciplinary project managements and focused strategic business developments. He is as an award-winning entrepreneur, named New Jersey Businessman of the Year, selected to be the Honorary Chairman for the Business Advisory Council in Washington, DC, and election to serve for the State of New Jersey on the presidential council in 2002-2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Rock Petroleum Company

/s/ Zoltan Nagy

Zoltan Nagy

Chief Executive Officer

Date: November 9, 2021